Exhibit 99.1

ArriVent BioPharma Reports First Quarter 2025 Financial Results

●	Completed enrollment in global pivotal Phase 3 study for firmonertinib monotherapy in first-line NSCLC harboring EGFR exon 20 insertion mutations
●	Planned update for development of firmonertinib in first-line NSCLC PACC mutations in Q2 2025
●	First IND for ARR-217 (MRG007), an antibody drug conjugate (ADC) targeting CDH17, submitted in China
●	Cash, cash equivalents and marketable securities of $205.5 million as of March 31, 2025

NEWTOWN SQUARE, PA, May 12, 2025 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the first quarter ended March 31, 2025, and highlighted recent Company progress.

“We continued our strong execution across our oncology-focused pipeline and are preparing for several near-term milestones. Importantly, our late-stage firmonertinib program continues to show differentiated potential to address unmet needs across EGFR-mutant non-small cell lung cancer (NSCLC),” said Bing Yao, Chairman and Chief Executive Officer of ArriVent. “ARR-217 (MRG007), our recently acquired antibody drug conjugate (ADC) targeting the gastrointestinal marker CDH17 with best-in-class potential, is expected to be the first ADC from our pipeline to enter the clinic.”

Dr. Yao continued, “In the year ahead, we plan to present updated data for firmonertinib in first line EGFR PACC mutant NSCLC, including Progression Free Survival (PFS) and duration of response, and provide our clinical development plan on the PACC program in the second quarter of 2025. We expect topline data in 2025 in our event-driven global pivotal Phase 3 study for firmonertinib monotherapy in first-line NSCLC harboring EGFR exon 20 insertion mutations.”

First Quarter 2025 and Recent Highlights

Firmonertinib

●	Completed enrollment for pivotal trial. During the first quarter of 2025, we completed enrollment in the the global pivotal Phase 3 FURVENT study of firmonertinib monotherapy in first-line NSCLC EGFR exon 20 insertion mutations (NCT05607550). Firmonertinib, an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor, received FDA Breakthrough Therapy Designation in this patient population.

Pipeline

●	Expanded our pipeline to include ARR-217 (MRG007). In January 2025, ArriVent entered into a collaboration agreement with Lepu Biopharma for ARR-217, a CDH17-targeted ADC with the potential to treat gastrointestinal cancers. Under the agreement, ArriVent obtained the exclusive rights to develop and commercialize ARR-217 worldwide outside of greater China. In March 2025, our first IND was submitted in China with an initial clinical development focus in colorectal, pancreatic and other GI cancers. Pre-clinical data presented recently at the American Association of Cancer Research (AACR) annual meeting in April 2025 demonstrated compelling antitumor activity in multiple GI cancer models and a favorable safety profile.

Upcoming Milestones

●	EGFR PACC plans. Data from the FURTHER Phase 1b (NCT05364043) trial continues to mature for first-line firmonertinib monotherapy in NSCLC patients with EGFR PACC mutations. ArriVent expects to provide an update on our plans to develop firmonertinib in EGFR PACC mutant NSCLC in Q2 2025.
●	Topline pivotal Phase 3 firmonertinib data. ArriVent anticipates having topline firmonertinib monotherapy data from the event-driven global pivotal FURVENT Phase 3 (NCT05607550) study in 2025 and expects to provide an update on timing of the topline Phase 3 data release in Q2 2025.

Corporate Updates

●	Appointed Merdad Parsey, M.D., Ph.D., to the Board of Directors. In April 2025, ArriVent announced the appointment of Merdad Parsey to the ArriVent Board of Directors. Dr. Parsey brings decades of executive experience leading global clinical development in the biopharmaceutical industry, most recently serving as Chief Medical Officer and Executive Vice President of Gilead Sciences, Inc. He currently serves on the Board of Directors of Sagimet Biosciences, Inc., formerly 3-V Biosciences, Inc. following his tenure as President and Chief Executive Officer.

2025 Financial Results

●	As of March 31, 2025, the Company had cash, cash equivalents and marketable securities of $205.5 million, which is expected to fund operations into the second half of 2026. Net cash used in operations was $68.0 million and $18.6 million for the quarters ended March 31, 2025 and 2024, respectively. The increase in net cash used in operations in the first quarter of 2025 was primarily driven by the one-time upfront payment of $40 million made to Lepu Biopharma.
●	Research and development expenses were $61.3 million and $17.0 million for the quarters ended March 31, 2025 and 2024, respectively. The increase in expense was primarily due to an one-time upfront payment made to Lepu Biopharma for our collaboration that began in January 2025, along with increased headcount and clinical expense related to firmonertinib.
●	General and administrative expenses were $5.5 million and $3.7 million for the quarters ended March 31, 2025 and 2024, respectively. The increase in expense was primarily due to expenses related to expanding the infrastructure necessary for operating as a public company.
●	Net loss was $64.4 million and $17.4 million for the quarters ended March 31, 2025 and 2024, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 1b study, which includes a cohort evaluating firmonertinib in patients with EGFR PACC mutations (FURTHER; NCT05364043). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with Beijing InnoCare Pharma Tech Co., Ltd.

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to Exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, differentiation of firmonertinib, activity of firmonertinib compared to available therapies, the timing of anticipated near-term clinical milestones, the timing of our planned update of data of firmonertinib in first-line NSCLC PACC mutations and corresponding clinical development plan for a potential pivotal study of firmonertinib in patients with NSCLC EGFR PACC mutations, the timing of top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, the differentiation of ARR-217 compared to other members of the same class, and the timing of ARR-217’s planned entry into the clinic, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2024, to be filed with the Securities and Exchange Commission on March 3, 2025 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$49,865	$74,293
Short-term investments	126,212	144,570
Prepaid expenses and other current assets	9,708	8,116
Total current assets	185,785	226,979
Long-term investments	29,414	47,683
Right of use assets – operating leases	120	154
Other assets	176	126
Total assets	$215,495	$274,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,364	$3,782
Accrued expenses	8,451	13,330
Operating lease liabilities	138	162
Total current liabilities	12,953	17,274
Operating lease liabilities, net of current amount	—	14
Total liabilities	12,953	17,288

Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 34,040,996 and 33,706,765 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	4	3
Additional paid-in capital	505,275	496,195
Accumulated deficit	(302,720)	(238,333)
Accumulated other comprehensive loss	(17)	(211)
Total stockholders’ equity	202,542	257,654
Total liabilities and stockholders’ equity	$215,495	$274,942

ARRIVENT BIOPHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Operating expenses:
Research and development	$61,289	$16,975
General and administrative	5,483	3,699
Total operating expenses	66,772	20,674
Operating loss	(66,772)	(20,674)
Interest and investment income	2,385	3,257
Net loss	(64,387)	(17,417)
Unrealized gain on marketable securities	194	—
Total other comprehensive gain	194	—
Total comprehensive loss	$(64,193)	$(17,417)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(1.90)	$(0.70)
Weighted-average shares of common stock outstanding, basic and diluted	33,898,870	25,046,531

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com